Exhibit 16.1
2451 N. McMullen Booth Road Suite.308 Clearwater, FL 33759 855.334.0934 Toll free

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

January 10, 2013

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated January 10, 2013, of RJS Development, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm and the predecessor firm, Peter Messineo, CPA.

Very truly yours,

/s/ Drake Klein Messineo, CPAs PA
as successor to Peter Messineo, CPA
Clearwater, Florida

PCAOB Registered
AICPA Member